Exhibit 99.8


PRESS RELEASE

                            AMERICAN AMMUNITION, INC.
                              OTC: BB SYMBOL: AAMU


FOR IMMEDIATE RELEASE                          MEDIA CONTACT:   ANDRES FERNANDEZ
                                                                  (305) 835-7400

              AMERICAN AMMUNITION SHIPS DEPARTMENT OF ENERGY ORDER

Miami,  Florida/January 23, 2006/American Ammunition,  Inc. (OTC Bulletin Board:
AAMU) announced today that it shipped the 318,286 rounds of ammunition to the Department of Energy it was awarded and as announced on September 12, 2005. AAMU was timely in its shipment of the final product.

Paul Goebel, Director of Sales and Marketing of American Ammunition, Inc. stated "our ability to ship these orders indicates the company is moving in the right direction. The diversification of our product line along with the diversification of our customer base is the way for AAMU to continue its growth in the future."

About American Ammunition, Inc.- AAMU is an autonomous manufacturer of ammunition, with the technology and equipment to take advantage of the growing market. It has an excellent reputation within the industry. The ammunition industry has experienced a 28% average increase in revenues annually between 1991 through 1998, and the trend is expected to continue through the year 2006 and beyond. For further product information, please call 1-305-835-7400 or visit the website at: www.a-merc.com For Investor Relations information, please call:
1-305-446-4800 or e-mail: CISintr@netscape.net.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

CONTACT TEL: (305) 446-4800        Capital Investment Services Inc.